EX-10.61.1
LICENSE AND BINDER PURCHASE AGREEMENT W/ COVOL


                      LICENSE AND BINDER PURCHASE AGREEMENT


         THIS LICENSE AND BINDER PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of August 27, 1999 by and between DTE River Hill, L.L.C., a Delaware limited liability company (the "Licensee"), and Covol Technologies, Inc., a Delaware corporation (the "Licensor").

         WHEREAS Licensor has developed a proprietary process to produce synthetic coal fuel extrusions, pellets, and briquettes (collectively referred to herein as "briquettes") from waste coal dust, coal fines and other coal derivatives, and Licensor is entitled to license the synthetic Coal Briquetting Technology (as defined below) to Licensee;

         WHEREAS Licensor has constructed a synthetic fuel manufacturing plant (the "Facility") located near Karthus, Clearfield County, Pennsylvania, on property leased from River Hill Coal Company, Inc. and Licensee has or will acquire the Facility from Licensor as contemplated by that certain Purchase Agreement dated as of August 27, 1999, by and between Licensor and Licensee (the "Purchase Agreement");

         WHEREAS Licensee wishes to obtain and Licensor wishes to grant to Licensee a license for the synthetic Coal Briquetting Technology to be used in connection with the Facility on the terms and conditions set forth in this Agreement, and Licensee wishes to obtain and Licensor wishes to sell to Licensee the Proprietary Binder Material (as defined below) for use in the operation of the Facility.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee each agree as follows:

         Section 1.  Definitions.

         "Coal Briquetting Technology" means all intellectual property, patents (including but not limited to United States Patent Numbers 5,599,361; 5,487,764; and 5,453,103) and applications therefor, printed and not printed technical data, know-how, trade secrets, copyrights and other intellectual property rights, inventions, discoveries, techniques, works, processes, methods, plans, software, designs, drawings, schematics, specifications, communications

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protocols,  source and object code and modifications,  test procedures,  program
cards,  tapes,   disks,   algorithms  and  all  other  scientific  or  technical
information in whatever form including "Developed Technology" and "Improvements" relating to, embodied in or used in the process to produce synthetic coal fuel briquettes from waste coal dust, coal fines, run of mine coal, and other similar coal derivatives, including all such information in existence as of the date of this Agreement as well as related information later developed by Licensor; provided, however, that the defined term "Coal Briquetting Technology" shall not include the proprietary process/method or other binder material or composition developed by Licensor to produce synthetic coke briquettes from coke breeze, iron revert materials, or any technology used in any application other than the processing and production of synthetic coal fuel briquettes. Nothing in this Agreement is intended to grant to Licensee the right to apply the Coal
Briquetting Technology to produce anything other than synthetic coal fuel intended to qualify for tax credits under Section 29(c)(1)(C) of the Internal Revenue Code.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Developed Technology" means any inventions, "Improvement," or technology that Licensor may conceive, make, invent, or suggest in connection with Licensor's disclosure to Licensee of the Coal Briquetting Technology, all of which the parties hereto acknowledge and agree constitutes the sole and exclusive property of Licensor. "Developed Technology" also means any inventions, "Improvement," or new technology directly related to the Coal Briquetting Technology that Licensor or Licensee may conceive, make, invent or suggest relating to the Coal Briquetting Technology during the Term of this Agreement; provided, however, that "Developed Technology" shall not include coal fines recovery, coal fines washing, material handling, or product marketing techniques or technologies conceived, made, invented, or suggested by Licensee that are generally applicable to the coal industry but which are used at the Facility in connection with the Coal Briquetting Technology.

         "Effective Date" means the date of this Agreement set forth above.

         "Facility" has the meaning set forth in the preamble.

         "Improvement" means an alteration or addition to an invention or discovery which may enhance performance or economics while maintaining a product's, device's, or method's essential identity and character. An
Improvement may comprise alterations or additions to either patented or unpatented inventions, discoveries, technology, or devices, and may or may not be patentable; provided, however, that "Improvement" shall not include coal fines recovery, coal fines washing, material handling, or product marketing techniques or technologies conceived, made, invented, or suggested by Licensee that are generally applicable to the coal industry but which are used at the Facility in connection with the Coal Briquetting Technology.

         "Licensee" has the meaning set forth in the preamble.

         "Licensor" has the meaning set forth in the preamble.

         "Proprietary Binder Material" means and refers to the binder compound necessary for the production, by Licensee, of synthetic coal briquettes as contemplated under the Purchase Agreement and which briquettes are reasonably expected to constitute "qualified fuels" pursuant

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to the  terms of  Section  29(c)(1)(C)  of the Code  and with  respect  to which
Section 29 is applicable pursuant to Section 29(f) and 29(g) of the Code.

         "Purchase Agreement" has the meaning set forth in the preamble.

         "Royalty" has the meaning set forth in Section 3.

         Section 2.  License Grant.

         2.1 General. Licensor hereby grants to Licensee a non-exclusive license to use the Coal Briquetting Technology, including Developed Technology and/or Improvements relating to the Coal Briquetting Technology, throughout the term of this Agreement, for the purpose of commercial exploitation, including the non-exclusive right to make, have made or use at the Facility and to offer to sell and to sell or otherwise transfer products that have been manufactured with the Coal Briquetting Technology, subject to the terms and conditions of this Agreement. Licensee hereby accepts the license on the terms hereof. Licensee shall not have the right to sublicense the Coal Briquetting Technology.

         2.2 Licensor's Ownership of Developed Technology. All Developed Technology and/or Improvements are and shall become Licensor's absolute property, subject to the terms of this Agreement. Licensee shall at any time during the Term of this Agreement and thereafter, at Licensor's reasonable request, execute any patent papers covering such Developed Technology and/or Improvements as well as any other documents that Licensor may consider necessary or helpful in the prosecution of applications for a patent thereon or in connection with any litigation or controversy related thereto; provided, however, that all expenses incident to the filing of such applications and the prosecution thereof and the conduct of such litigation shall be borne by Licensor.

         2.3 Exclusive Technology. Licensee agrees to use only the Coal Briquetting Technology at the Facility and not to use any other technology at the Facility, except to the extent other or additional technology is necessary. Licensee shall not use any process or methodology that is not part of the Coal Briquetting Technology, except to the extent that other or additional technology is necessary, and shall not use any materials in the production of Synthetic Fuel at the Facility that are not Proprietary Binder Material as determined and approved by Licensor. Licensee (i) shall not make or have made products using the Coal Briquetting Technology or similar technology except at the Facility and
(ii) shall only make and have made products using the Coal Briquetting Technology at the Facility under this License Agreement, except to the extent other or additional technology is necessary. Licensee further agrees to use the Coal Briquetting Technology only under authority of this License Agreement with Licensor.

         2.4 Non-licensed Technology. Licensor retains the absolute right to fully exploit its technologies including, but not limited to, the application of such technology embodied in the Coal Briquetting Technology to produce, market and use synthetic coke briquettes from coke breeze, iron revert materials, and any other materials to which Licensor's technology can be applied.

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         2.5  Confidentiality.  Each of the parties hereby agree to maintain the
Coal  Briquetting   Technology   confidential  and  not  to  disclose  the  Coal
Briquetting  Technology,   or  any  aspect  thereof,   including  the  Developed
Technology or Improvements (collectively, the "Confidential Information"). Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives,
(ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), or (iv) a party is compelled by legal process by any court or other authority to disclose shall not be subject to the terms of this Section 2.5. In the case of (iv) above, the compelled party shall give the other party prompt written notice of such legal process in order that an appropriate protective order can be sought and each party agrees not to oppose the other party's efforts to prevent the disclosure of Confidential Information. At the termination of this Agreement, all copies of any Confidential Information (including, without limitation, any reports or memoranda) shall be returned by the party receiving disclosure. Nothing in this Agreement shall prohibit Licensee from disclosing the Confidential Information to others as may be reasonably necessary for Licensee to exploit Licensee's rights under the Purchase Agreement, and/or this Agreement; provided that the recipient of any such Confidential Information executes a Confidentiality Agreement restricting further disclosure of the Confidential Information.

         2.6 Know-How and Assistance. To enable Licensee to benefit fully from the license of the Coal Briquetting Technology, Licensor shall provide access to all relevant documentation, drawings, engineering specifications and other know-how in its possession, reasonable access to its employees or agents who are familiar with the Coal Briquetting Technology, Developed Technology, and Improvements and shall provide such technical assistance and training as is requested by Licensee. If Licensor does not have responsibility for the operation of the Facility, Licensee shall reimburse Licensor for reasonable travel and other similar out-of-pocket expenses of Licensor in performing services under this Section 2.6; provided however, that Licensor shall obtain the prior approval of Licensee for any expenditures in excess of $5,000.

         Section 3.  Royalty.

         3.1 Royalty Payments. Subject to adjustment as described below, during the term of this Agreement, Licensee shall pay to Licensor a royalty in an amount equal to ** per ton of Section 29 Product (as defined in the Purchase Agreement) produced at the Facility and sold during the period commencing on the effective date hereof and ending on December 31, 2000, and a royalty in an amount equal to ** per ton of Section 29 Product produced at the Facility and sold during the period commencing on January 1, 2001 and ending upon the expiration of the term (or earlier termination) of this Agreement. Such royalty shall be paid quarterly on the last day of January, April, July and October of each year for the Section 29 Product sold during the previous calendar quarter.

         3.2 Royalty Advance Payment Option. At any time prior to July 1, 2000 at which Licensor demonstrates to Licensee's reasonable satisfaction that Purchase Commitments (as defined below) for Section 29 Product (whether delivered as a blended product or otherwise) are

** This exhibit contains confidential material which has been omitted pursuant to a Confidential Treatment Request. The omitted information has been filed separately with the Securities and Exchange Commission.

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in place for  minimum  annual  tonnage in excess of ** tons,  Licensor  shall be entitled to exercise an option (the "Option") to receive an advance lump-sum payment of a portion of the royalties provided in Section 3.1 (the "Lump-Sum Royalty Payment") as provided herein. For purposes hereof, "Purchase Commitment" shall mean a binding contract whereby the customer is required to purchase
Section 29 Product (whether delivered as a blended product or otherwise), which contract has a duration of at least three years, and contains force majeure and other terms, conditions and product specifications that are industry-standard and customary for coal purchase contracts in the central Pennsylvania region and which can reasonably be expected to be met by the product produced at the Facility, when blended with River Hill Coal Company supplied coal, if applicable all as determined by Licensee to its reasonable satisfaction. The Option may be exercised more than once but must be exercised, if at all, by written notice given by Licensor to Licensee of such exercise, together with such supporting evidence and necessary documentation, on or before June 30, 2000. The maximum amount of the Lump-Sum Royalty Payment available upon exercise of the Option shall be (i) **, to the extent that Licensor demonstrates to Licensee's satisfaction (pursuant to testing and operating procedures or protocols agreed to by the parties) production of 10,000 tons of Section 29 Product at the Facility within any ten consecutive day period (the "Ten Day Threshold"), less
(ii) an amount equal to ** times the aggregate number of tons of Section 29 Product produced at the Facility prior to the initial exercise of the Option, for which royalties were previously paid pursuant to Section 3.1 hereof. The maximum Lump-Sum Royalty Payment available upon exercise of the Option prior to achieving the Ten Day Threshold shall be ** (the "Initial Cap"). At any time the Option is exercised, the Lump-Sum Royalty Payment will equal (i) the product of
(X) ** reduced by ** times the aggregate number of tons of Section 29 Product produced at the Facility prior to the initial exercise of the Option, for which royalties were previously paid pursuant to Section 3.1 hereof and (Y) a fraction, the numerator of which is the aggregate amount by which Purchase Commitments exceed ** tons and the denominator of which is **; less (ii) the aggregate amount already paid in respect of any previous exercise of the Option; provided, however, that such aggregate amounts shall not exceed the Initial Cap, if applicable. Upon achievement of the Ten Day Threshold, the Cap shall be eliminated as to the calculation of the Lump-Sum Royalty Payment for any exercise of the Option following such achievement, and the portion of the Lump-Sum Royalty Payment not previously paid by reason of the Initial Cap shall then become payable. Upon initial exercise of the Option, the royalty payments provided for in Section 3.1 shall be reduced to ** per ton for the period commencing on the effective date hereof and ending on December 31, 2000 and ** per ton for the period commencing on January 1, 2001 ending upon the expiration of the term (or earlier termination) of this Agreement.

         3.3 Termination by Licensee. Licensees' obligations to pay royalties under this Section 3 are subject to the terms of Section 5.9 of the Purchase Agreement.

         Section 4.  Sales of Binder.

         4.1 Sale and Purchase. Licensor shall sell to Licensee, and Licensee shall purchase from Licensor, all of Licensee's requirements of Proprietary Binder Material required to operate the Facility. Licensor shall deliver the Proprietary Binder Material at such times and in such amounts as requested by Licensee. Licensor shall invoice Licensee for Proprietary Binder Material monthly. Payments for Proprietary Binder Material delivered by Licensor during any

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calendar month shall be due and payable to Licensor on the tenth business day of the immediately succeeding month.

         4.2 Price. The price which Licensee shall pay for the Proprietary Binder Material delivered by Licensor shall be an amount equal to (i) Licensor's direct and actual costs (including, but not limited to, material, labor, and transportation costs) and a percentage of the total overhead costs of Licensor reasonably reflecting the ratio of the administrative costs incurred in connection with the manufacture and sale of the Proprietary Binder Material (estimated at the date hereof to be ** per unit of Proprietary Binder Material necessary to create one (1) ton of synthetic fuel product), payable within 30 days of receipt of an invoice therefor, plus (ii) ** per unit of Proprietary Binder Material necessary to create one (1) ton of synthetic fuel product, payable for the preceding calendar quarter on the last day of January, April, July and October of each year.

         4.3 Licensor Representations and Warranties. Licensor represents, warrants and covenants as follows:

                  (a)  Licensor  shall  convey  to  Licensee  good  title to all
         Proprietary Binder Material purchased by Licensee from Licensor hereunder, free and clear of any and all liens, claims and encumbrances of any type whatsoever.

                  (b) No Proprietary Binder Material shall contain any hazardous material in violation of applicable laws and governmental regulations.

                  (c) At Licensee's reasonable request, Licensor shall replace, or refund the purchase price of, all non-conforming Proprietary Binding Material.

                  (d) Proper use of the Coal Briquetting Technology, including use at an adequate, qualified facility and with adequate feedstocks and other raw materials, will enable Licensor to produce a product which is reasonably expected to constitute "qualified fuels" pursuant to the terms of Section 29(c)(1)(C) of the Code.

         4.4 Order Procedure. Licensee shall deliver all purchase orders for Proprietary Binder Materials at least thirty (30) days in advance of the first day of the month in which delivery of such Proprietary Binder Material is required under such purchase order. (For example, Licensee shall deliver a purchase order for December delivery by no later than November 1st). Each such purchase order shall be delivered either (i) in writing (including by fax), or
(ii) orally by telephone by an authorized agent of Licensee (subject to the condition that it is followed by a written purchase order within 24 hours). Such purchase orders shall be sent to Licensor at such address as Licensor shall direct.

         4.5 Delivery and Acceptance. All Proprietary Binder Material purchased hereunder shall be delivered F.O.B. the Facility. Licensor shall arrange for any necessary transportation of the Proprietary Binder Material to the Facility. Licensee shall bear the expense of unloading of Proprietary Binder Material from the trucks. Licensee shall have a reasonable opportunity to sample Proprietary Binder Material delivered to it hereunder to confirm that such Proprietary
Binder Material conforms to the terms and requirements hereof, and Licensee shall not be

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deemed or required to accept any such  Proprietary  Binder Material prior to the completion of such sampling.

         4.6 Delivery Of Binder Material. If Licensor's ability to deliver the Proprietary Binder Material to Licensee will be interrupted or terminated for any reason, Licensor shall give not less than ninety (90) days notice to Licensee. Subject to giving notice of its inability to deliver the Proprietary Binder Material to Licensee (or, in the absence of such notice, the actual failure to deliver the Proprietary Binder Material for at least twenty (20) days after Licensee gives written notice of non-delivery to Licensor), Licensor hereby grants to Licensee a nonexclusive license for the term of this Agreement (or such shorter period as provided in the proviso hereto) to use the technology used to manufacture the Proprietary Binder Material, and the copy of the Formula delivered in escrow pursuant to Section 4.7, to manufacture the Proprietary Binder Material in sufficient quantities to operate the Facility to full capacity, and such technology shall be deemed "Coal Briquetting Technology" for the purposes of this Agreement; provided, however, that the license granted to Licensee under this Section 4.6 shall cease (subject to reinstatement upon the reoccurrence of the events contemplated above) and sales of Proprietary Binder Material under the terms of this Agreement shall be reinstated, in each case, on a date not less than ninety (90) days after Licensor gives notice to Licensee, together with evidence reasonably satisfactory to Licensee that Licensor is able to deliver the Proprietary Binder Material in accordance with this Agreement. No additional fee or royalty shall be payable to Licensor in connection with the License granted pursuant to this Section and Licensor shall be responsible for any additional out-of-pocket costs incurred by Licensee in connection with the production of Proprietary Binder Material pursuant to this Section.

         4.7 Escrow of Binder Material Formula.

         As a material inducement for Licensee entering into this Agreement and for the Buyer under the Purchase Agreement entering into the Purchase Agreement, and in order to provide assurance to Licensee of access to and adequate and continuing supply of the Proprietary Binder Material during the term of this Agreement, Licensor agrees to place in escrow with Licensee the formula and technology used to manufacture the Proprietary Binder Material (the "Formula") as provided herein. In connection therewith, Licensor agrees to deposit with Licensee, within ten (10) days of the date of this Agreement, a copy of the Formula. During the term of this Agreement, Licensor shall keep the Formula in escrow fully current by depositing all updates and revisions thereto and related materials, as the Formula may be updated or revised from time to time. Such supplemental deposits will be completed no later than ten (10) days after the date of use of such revised Formula by Licensor. Title to the Formula shall remain in Licensor, but title to the copy thereof to be deposited in escrow hereunder shall, in the event the Formula shall be released for use to Licensee as provided in Section 4.6, pass to and vest in Licensee. Licensee shall hold such copy of the Formula and any supplements in a safe-deposit box at a financial institution located in the Detroit/Ann Arbor, Michigan region designated by Licensee and reasonably approved by Licensor. Notwithstanding its ownership of a copy of the Formula in such event, Licensee's use of the Formula shall remain subject to the terms of this Agreement.

         Section 5. Records; Inspection; Confidentiality. Each party hereto shall keep accurate records containing all data reasonably required for the computation and verification of the amounts to be paid by the respective parties under this Agreement, and shall permit each other

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party or an  independent  accounting  firm  designated  by such  other  party to inspect and/or audit such records during normal business hours upon reasonable advance notice. All costs and expenses incurred by a party in connection with such inspection shall be borne by it. Each party agrees to hold confidential from all third parties all information contained in records examined by or on behalf of it pursuant to this Section 5; provided, however, that information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the parties or their respective agents, employees, directors or representatives, (ii) was available to the party receiving disclosure on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the party receiving disclosure on a non-confidential basis from a third party source (provided that such source is not known by the party receiving disclosure or its agents, employees, directors or representatives to be prohibited from transmitting the information), or (iv) a party is compelled by legal process by any court or other authority to disclose shall not be subject to the terms of this Section 5. In the case of (iv) above, the compelled party shall give the other party prompt written notice of such legal process in order that an appropriate protective order can be sought and each party agrees not to oppose the other party's efforts to prevent the disclosure of such information. At the termination of this Agreement, all copies of such information (including, without limitation, any reports or memoranda) shall be returned by the party receiving disclosure.

         Section 6. Enforcement Of Proprietary Rights. Licensee shall cooperate in good faith, with Licensor's efforts to enforce its proprietary patent and trade secret rights.

         Section 7.  General Representations and Warranties.

         7.1 Authority. Each of Licensee and Licensor represents and warrants that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on its behalf by all requisite action, corporate or otherwise, (ii) it has the full right, power and authority to enter into this Agreement and to carry out the terms of this Agreement, (iii) it has duly executed and delivered this Agreement, and (iv) this Agreement is a valid and binding obligation of it enforceable in accordance with its terms.

         7.2 No Consent. Each of Licensee and Licensor represents and warrants that no approval, consent, authorization, order, designation or declaration of any court or regulatory authority or governmental body or any third-party is required to be obtained by it, nor is any filing or registration required to be made therewith by it for the consummation by it of the transactions contemplated under this Agreement.

         7.3 Intellectual Property Matters. Licensor represents and warrants that (i) it owns, free and clear of all liens and encumbrances, patents related to the Coal Briquetting Technology (including, but not limited to, United States Patent Numbers 5,599,361, 5,487,764 and 5,453,103) and has developed the Coal Briquetting Technology, including, but not limited to, printed and not printed technical data, know-how, trade secrets, copyrights, and other intellectual property rights and all other scientific or technical information in whatever form relating to, embodied in or used in the process to produce synthetic coal fuel briquettes from waste coal dust, coal fines, run of mine coal and other similar coal derivatives, and, the right to freely make, use, sell and exploit Proprietary Binder Material used in manufacturing synthetic coal fuel briquettes from waste coal dust, coal fines and other similar coal derivatives, (ii) it has the right and power

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to grant to Licensee the licenses  granted herein,  and (iii) the sale or use of the rights, Proprietary Binder Material and/or licenses granted herein as contemplated by this Agreement will not infringe any third-party's intellectual property rights.

         7.4 Indemnification. Each party agrees to indemnify, defend and hold harmless the other party and its partners, directors, officers, members, agents, representatives, subsidiaries and affiliates from and against any and all claims, demands or suits (by any party, including any governmental entity),
losses,  liabilities,   damages,  obligations,   payments,  costs  and  expenses
(including the costs and expenses of enforcing this indemnification and defending any and all actions, suits, proceedings, demands and assessments, which shall include reasonable attorneys' fees and court costs) resulting from, relating to, arising out of, or incurred in connection with any breach of any of the representations, warranties and/or covenants contained in this Agreement.

         Section 8. Term. The term of this Agreement is (a) for the period commencing on the Effective Date of this Agreement and ending on 31 December 2007, (b) for the full term of Section 29 of the Code, or (c) for the full life of the last to expire of the U.S. patents in existence at the effective date of this Agreement that disclose and claim Covol's proprietary Coal Briquetting Technology as defined herein, whichever date is later. Any extension of this Agreement must be in writing, signed by both parties.

         Section 9. Termination. This Agreement shall terminate upon the termination date set forth in Section 8, unless the Agreement is terminated sooner pursuant to this Section 9.

         9.1 Termination for Cause. In addition to any other remedies that may exist, either party may terminate this Agreement for cause in the event the other party commits a material breach of any provision of this Agreement by giving the other party at least sixty (60) days prior written notice of such termination, unless such default or breach is cured within said sixty (60) days. If either party terminates this Agreement pursuant to this Section 9, Licensee shall promptly return and cause all agents of Licensee to promptly return to Licensor all Confidential Information and all Coal Briquetting Technology then in Licensee's possession, and Licensee shall not thereafter use for its own commercial benefit or disclose to any third person any Confidential Information or Coal Briquetting Technology during the period ending three (3) years from the date of such termination. Notwithstanding the foregoing, information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Licensee or its respective members, agents, employees, directors or representatives, (ii) was available to the Licensee on a non-confidential basis prior to its receiving disclosure hereunder, (iii) lawfully becomes available to the Licensee on a non-confidential basis from a third party source (provided that such source is not known by the Licensee or its members, agents, employees, directors or representatives to be prohibited from transmitting the information), or (iv) the Licensee is compelled by legal process by any court or other authority to disclose shall not be subject to the terms of the duty to protect Confidential Information set forth in this section. In the case of (iv) above, the Licensee shall give the Licensor prompt written notice of such legal process in order that an appropriate protective order can be sought and Licensee agrees not to oppose Licensor's efforts to prevent the disclosure of Confidential Information.

         9.2 Termination for Insolvency or Ceasing Business. This Agreement may be terminated by Licensor if:

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

                  (a) Licensee becomes insolvent or is unable to pay its debts as they fall due, seeks protection voluntarily or involuntarily under any law relating to bankruptcy, receivership, insolvency, administration, liquidation, dissolution or similar law of any jurisdiction (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) or enters into a general assignment or arrangement or a composition with or for the benefit of its creditors; or

                  (b) Licensee takes any step (including the filing or presentation of a petition, the convening of a meeting or the filing of an application or consent) in any jurisdiction for, or with a view to, the appointment of an administrator, liquidator, receiver, trustee, custodian or similar official (other than for the purposes of a reorganization with a view to continuing the business as a going concern under relevant bankruptcy or insolvency proceedings) for Licensee and/or the whole or any part of the business, undertaking, property, assets, receiver or uncalled capital of Licensee or any such person is appointed.

         9.3 Effect of Termination. Upon termination of this Agreement, all rights granted to and future obligations of the parties shall immediately cease; however termination shall not relieve either party of its obligations accrued during the term of this Agreement (including any pre-termination obligation Licensee may have to pay Licensor) which has not been fulfilled, and all representations, warranties, indemnification obligations and confidentiality agreements made herein shall survive termination of this Agreement.

         Section 10. Waiver. The failure of any party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce each and every provision. No waiver by any party, either express or implied, of any breach of any of the provisions of this Agreement shall be construed as a waiver of any other breach of such term or condition.

         Section 11. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         Section 12. Notices. All notices required or authorized by this Agreement shall be effective upon receipt and given to the parties in writing by fax, mail, or courier as follows:

         To Licensor:      Brent M. Cook, President
                           Covol Technologies, Inc.
                           3280 North Frontage Road
                           Lehi, UT  84043
                           Fax:  (801) 768-4481

         To Licensee:      DTE RIVER HILL, L.L.C.
                           425 South Main Street
                           Suite 201
                           Ann Arbor, Michigan 48107
                           Fax:  (734) 668-9739
                           Attn: Gary Quantock

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

         With a copy to:   DTE Energy Services
                           425 South Main Street
                           Suite 201
                           Ann Arbor, Michigan 48107
                           Fax: (734) 668-1028
                           Attn:  General Counsel

         Section 13. Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.

         Section 14. Entire Agreement. This Agreement, together with the Transaction Documents (as defined in the Purchase Agreement), constitutes the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained herein and therein. This Agreement and the Transaction Documents supersede any and all prior communications, representations, or agreements, verbal or written, between the parties relating to the subject matter hereof. This Agreement may not be amended except in writing signed by the parties hereto.

         Section 15. Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York, exclusive of its conflict of laws rules.

         Section 16. Assignment. This Agreement may not be assigned, in whole or in part, by any party without the written consent of the other party, which consent shall not be unreasonably withheld, except that Licensor and Licensee shall have the right to assign their respective rights and obligations under this Agreement to any entity which is controlled by Licensor or Licensee, as the case may be, and of which Licensor or Licensee, as the case may be, owns, directly or indirectly, at least fifty percent (50%) of each class of its outstanding securities, provided that no such assignment shall release Licensor or Licensee, as the case may be, from their respective obligations hereunder.

         Executed by the duly authorized representative of the parties on the date and year first above written.

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

COVOL TECHNOLOGIES, INC.                    DTE RIVER HILL, L.L.C.


By:  /s/ Kirk A. Benson                     By:   /s/ Kent McCargar
    -------------------------                    ---------------------------
Name:  Kirk A. Benson                       Name:  Kent McCargar
Title: CEO                                  Title: VP and CFO

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